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                                                                    Exhibit 10.9


May 26, 1998

Ronald Steckel
1353 Abbott Avenue
Campbell, CA 95008

Dear Ron:

     On behalf of RITA Medical Systems, Inc. (the "Company"), I am pleased to offer you the position of Vice President, Operations. Speaking for myself, as well as the other members of the Company's management team, we are all very impressed with your credentials and we look forward to your future success in this position.

     The terms of your new position with the Company are as set forth below:

     1. Position.

     a. You will become the Vice President, Operations working out of the Company's office in Mountain View, California. As Vice President, Operations, you will have overall responsibility for matters relating to the manufacturing and manufacturing engineering areas in the Company. You will report to the Company's President and Chief Executive Officer.

     b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

     2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on June 29, 1998. You have agreed to be available on a limited basis prior to that time, consistent with your current commitments, to aid in the transition.
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     3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

     4. Compensation.

     a. Base Salary. You will be paid a monthly salary of $12,500.00 which is equivalent to $150,000 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll policy.

     b. One-Time Bonus. You will receive a one-time cash bonus of $30,000 payable as follows: $10,000 within 30 days of your start date; then $5,000 at each quarterly anniversary of your start date, ending at the completion of your first year of employment.

     c. Bonus. You will be eligible to participate in the Company management bonus program if and when such a program is developed and approved by the Board of Directors.

     d. Annual Review. Your base salary will be reviewed as part of the Company's normal salary review process.

     5. Stock Options.

     a. Initial Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase a number of shares of the Company's Common Stock ("Shares") which will represent 1% of the fully diluted capitalization of the Company immediately upon the completion of the Series E financing, with an exercise price equal to the fair market value on the date of the grant. The grant amount is estimated to be 136,500 shares, based on the projected closing capitalization of the Series E round, though this amount may be adjusted to exactly reflect the 1% figure. These option shares will vest at the rate of 1/8 of the total after the first six months of employment and then 1/48 of the total per month, such that the options will would become fully vested at the end of four years. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 1994 Incentive Stock Option Plan and the Stock Option Agreement between you and the Company. This option is subject to the approval of the Company's Board of Directors.
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     b. Subsequent Option Grants. Subject to the discretion of the Company's
Board of Directors, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

     6. Benefits.

     a. Insurance Benefits. The Company will provide you with standard medical and dental insurance benefits.

     b. Vacation. You will be entitled to 3 weeks paid vacation per year, pro-rated for the remainder of this calendar year. Vacation accrues according to Company policy as described in the employee handbook. At this time the following schedule applies: five (5) hours accrue per pay period from your date of hire. During the first six months, no vacation may be taken unless a special exception has been granted.

     7. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date.

     8. Severance Agreement. If your employment is terminated by the Company or its successor for any reason other than cause, as determined by the Company's Board of Directors, you will be entitled to receive continuation of your base salary payable in two equal payments per month for up to six (6) months following the date of termination of your employment (the "Severance Period"). This salary continuation is conditioned on your confirmation, to the Company's satisfaction, that you are actively seeking full-time employment. In the event you commence full-time employment during the Severance period, the Company's obligation to pay any severance shall cease at the time of such employment. For purposes of this paragraph, "full-time employment" shall be defined as at least 35 hours per week of compensated labor, including consulting or other contract work.

     9. Confidentiality of Terms. You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.
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     10. At-Will Employment. Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

     We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you. This offer will expire unless signed by you by May 29, 1998.

                                                     Very truly yours,

                                                     RITA MEDICAL SYSTEMS, INC.

                                                     By: /s/ Barry N. Cheskin
                                                        ------------------------

                                                     Title: President and C.E.O.

ACCEPTED AND AGREED:

RONALD STECKEL


/s/ Ronald Steckel
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Signature

May 26, 1998

Date

Enclosure: Confidential Information and Invention Assignment Agreement